Exhibit 2.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:02 PM 12/18/2019
FILED 05:02 PM 12/18/2018
SR 20188233944 - File Number 7199962

CERTIFICATE OF FORMATION

OF

OTIS GALLERY LLC

THE UNDERSIGNED, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the Delaware Limited Liability Company Act, Chapter 18, Title 6 of the Delaware Code, as amended, does hereby certify as follows:

1. Name. The name of the limited liability company formed hereby is Otis Gallery LLC (the “Company”).

2. Registered Office and Agent. The address of its registered office in the State of Delaware is 1013 Centre Road, Suite 403-B, Wilmington, Delaware 19805, County of New Castle. The name of its registered agent at such address is Vcorp Services, LLC.

3. Series. The Company may establish one or more designated series of members, managers, limited liability company interests or assets. Any such series may have separate rights, powers or duties with respect to specified property or obligations of the Company or profits and losses associated with specified property or obligations, and any such series may have a separate business purpose or investment objective. Notice is hereby given that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Company generally or any other series thereof, and, unless otherwise provided in the limited liability company agreement of the Company, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally or any other series thereof shall be enforceable against the assets of such series.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 18th day of December, 2018.

By:	/s/ Michael Karnjanaprakorn
Name:	Michael Karnjanaprakorn
Title:	Authorized Person